Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between The Cooper Companies, Inc. (“Company”), and Brian G. Andrews (“Executive”) (collectively, the “Parties”, each a “Party”). As of the date (the “Execution Date”) this Agreement has been executed by both Parties, it will be deemed effective as of November 1, 2018 (the “Effective Date”).
WHEREAS, Executive is currently employed by Company as its Senior Vice President, Chief Financial Officer & Treasurer;
WHEREAS, Company wishes to continue to employ Executive and Executive wishes to be employed by Company on the terms set forth herein; and
WHEREAS, the Parties intend for this Agreement to set forth all of the terms and conditions of Executive’s employment with Company, and to supersede and replace all prior agreements, arrangements, representations or understandings between the Parties regarding Executive’s employment with Company, except for those prior agreements specifically identified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1.POSITION. Company will continue to employ Executive and Executive shall continue to serve Company in the capacity of Senior Vice President, Chief Financial Officer & Treasurer.
2.    DUTIES. As Senior Vice President, Chief Financial Officer & Treasurer, Executive shall render exclusive, full-time services to Company and its subsidiaries, and exercise such authority and perform such duties as assigned to Executive by Company’s Chief Executive Officer (the “CEO”). Executive shall report to the CEO. Executive shall perform services under this Agreement primarily at Company’s office in Pleasanton, California, and undertake business travel as necessary in performing the duties of his position. Subject to the terms of this Agreement, Executive’s responsibilities, working conditions and duties may be modified at the sole discretion of the CEO or Company’s Board of Directors (the “Board”). While employed by Company, Executive shall not compete with, or prepare to compete with Company, and Executive shall devote Executive’s best efforts and full business time, skill and attention to performance of Executive’s duties on behalf of Company; provided, however, that Executive may engage in civic, educational and not-for-profit activities (e.g. charitable, university affiliation and industry association activities) as long as such activities do not materially interfere with Executive’s obligations hereunder or conflict with the interests of Company. During Executive’s employment with Company, Executive agrees not to engage in any business or for-profit activities outside Company, including serving on any advisory boards or boards of directors of for-profit entities other than in a representative capacity for the Company or its affiliates, except with the prior written approval of the CEO, which approval may be rescinded at any time in the CEO’s sole discretion; provided however, that in the event of such rescission Executive shall be permitted reasonable time for orderly withdrawal from any board with respect to which such consent has been rescinded. By signing this Agreement, Executive represents that, to the best of Executive’s knowledge, Executive is not subject to any other contract or duty that would interfere in any way with Executive’s employment with Company or performance of employment duties hereunder.
3.    POLICIES AND PROCEDURES. Executive shall be subject to and will comply with the policies and procedures of Company, as modified from time to time at Company’s sole discretion, except to the extent

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any such policy or procedure specifically conflicts with the express terms of this Agreement (in which case, this Agreement shall control).
4.    BASE SALARY. For services rendered hereunder, Executive shall receive an initial base salary at the rate of $425,000 per year, subject to applicable payroll withholdings and deductions, which shall be deemed to have been effective as of November 1, 2018, and an initial true-up payment will be made within fifteen (15) days of the Execution Date. Otherwise, such base salary amount will be paid periodically in accordance with ordinary Company payroll practices. Executive’s base salary shall be subject to annual reviews and periodic adjustment by the Compensation Committee of the Board (the “Compensation Committee”), which has full discretion to adjust Executive’s base salary. (For purposes of this Agreement, Executive’s base salary as so adjusted from time to time, shall be referred to as the “Base Salary.”)
5.    PERFORMANCE BONUS. Executive will be eligible to receive an annual performance bonus (“Performance Bonus”), with a target level (the “Bonus Target”) determined pursuant to Company’s Incentive Performance Plan (the “IPP”). The Board or its Compensation Committee will use best efforts to determine the Bonus Target for each year no later than March 31 of such year. The annual amount of such Performance Bonus shall be determined in the sole discretion of the Board or by its Compensation Committee (under authority delegated by the Board), based upon a review of both Executive's individual performance and Company’s performance, pursuant to Company’s IPP. The Board or the Compensation Committee, in their sole discretion, shall determine: the extent to which both Company and Executive have achieved any corporate or individual performance goals or targets, or other terms and conditions applicable to the Performance Bonus; the amount of the Performance Bonus (if any); and whether and to what extent a Performance Bonus may be paid with respect to any year during which Executive's employment terminates, subject to the terms and conditions of this Agreement.  Performance Bonuses are not earned until they are approved in writing by the Board or Compensation Committee and paid to senior executive officers of Company. Any Performance Bonuses earned shall be paid subject to applicable employment taxes, withholding and deductions. Except as otherwise expressly provided in this Agreement, Executive must remain continuously employed with Company through the date that Performance Bonuses are generally paid to senior executive officers of Company in order to be eligible to receive such Performance Bonus.
6.    OTHER BENEFITS. While employed by Company pursuant to this Agreement, Executive shall be entitled to the following benefits:
(a)    Executive Benefits. Executive shall be entitled to all benefits to which other executive officers of Company are entitled, on the same terms and conditions in effect from time to time, including, without limitation, participation in pension and profit sharing plans, Company’s 401(k) plan, group insurance policies and plans (including medical, health, vision, and disability insurance policies and plans, and the like), and executive perquisites, which may be maintained by Company for the benefit of its executives. Company reserves the right to alter, discontinue and/or amend its benefit plans and programs, as well as any executive perquisites, from time to time in its sole discretion.
(b)    Expense Reimbursement. Executive shall receive reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of Executive’s duties hereunder, including, but not limited to, any business travel on behalf of Company or its subsidiaries, in accordance with Company’s expense reimbursement policies and procedures in effect from time to time, including a requirement for specific itemization and documentation of such expenses.
7.    CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.
(a)    Confidential Information. Executive agrees to execute and abide by the Employee Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”), attached hereto as Exhibit A.

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(b)    Exclusive Property. Executive agrees that all Company-related business procured by Executive, and all Company-related business opportunities and plans made known to Executive while employed by Company, are and shall remain the permanent and exclusive property of Company.
8.    TERMINATION OF EMPLOYMENT.
(a)    At-Will Status. Company and Executive understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of Executive’s employment relationship, which may be terminated by either Executive or Company at any time, with or without Cause or Good Reason (as defined herein), and with or without advance notice. Executive’s at-will status cannot be altered except in an express written agreement signed by Executive and Company with specific written approval of Company’s Board.
(b)    Resignation by Executive. Executive may resign from Company with or without Good Reason. Executive agrees to provide at least three (3) weeks advance written notice of a resignation without Good Reason, to allow for an orderly transition. Company may accelerate the date Executive’s resignation is to become effective, in its sole discretion. In the event Company accelerates the resignation effective date, Executive will be paid Base Salary severance through the originally tendered resignation date, provided that in no such event will Executive be entitled under this paragraph 9(b) to receive more than three (3) months of Base Salary severance beyond the accelerated resignation date.
(c)    Definition of Cause. For purposes of this Agreement, “Cause” for Company to terminate Executive shall mean: (i) Executive’s conviction or plea of guilty or nolo contendere to any felony; (ii) Executive’s willful misconduct in performing Executive’s duties, where such misconduct has had or is reasonably likely to have a material adverse effect upon Company; or (iii) any material breach of this Agreement, the Confidential Information Agreement, any other fully executed agreement with Company, or Company’s policies. Notwithstanding the foregoing, if any act or omission giving rise to Cause is reasonably capable of cure, “Cause” for Company to terminate Executive shall not exist unless: (x) Company provides Executive with specific written notice of the existence of the condition giving rise to Cause within thirty (30) days after the condition giving rise to Cause was first reasonably discoverable by Company; and (y) Executive fails to cure such condition within thirty (30) days after Executive’s receipt of such written notice.
(d)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) one or more reductions in Executive’s combined Base Salary and Bonus Target that result in a total reduction of more than ten percent (10%) in Executive’s target package (which consists of the combined cash value of the Base Salary and Bonus Target, irrespective of the actual amount of any Performance Bonus awarded) over the twelve (12) month period immediately preceding such reductions, unless such reductions are made pursuant to one or more across-the-board reductions of all senior executives’ base salaries and/or bonus targets; (ii) a material diminution of Executive’s duties, authority or responsibilities taken as a whole; or (iii) an involuntary relocation of Executive’s principal place of employment to a location that increases Executive’s one-way commute from Executive’s principal residence by more than fifty (50) miles. For avoidance of doubt, any change resulting in Executive no longer reporting to the CEO shall constitute a material diminution of Executive’s duties, authorities, or responsibilities as set forth in clause (ii) above in this paragraph. Notwithstanding the foregoing, “Good Reason” for Executive to resign shall not exist unless: (x) Executive provides Company with specific written notice of the existence of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence; (y) Company fails to remedy such condition within thirty (30) days after its receipt of such written notice; and (z) Executive resigns within ninety (90) days after the cure period has lapsed.

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(e)    Final Pay upon Termination for Any Reason. Except as otherwise provided by this Agreement and/or required by law, upon termination of Executive’s employment for any reason, Company’s obligation to make payments hereunder shall cease, except that Company shall pay all amounts due and payable for Executive’s services through Executive’s last day of employment (the “Separation Date”), including all accrued unpaid Base Salary and Performance Bonus compensation earned through Separation Date, any benefits accrued prior to the Separation Date, all accrued but unused vacation as of the Separation Date, and any reimbursable business expenses incurred but unreimbursed as of the Separation Date.
(f)    Severance Benefits upon a Covered Termination (No Change in Control).
(i)    Severance Benefits. If Executive’s employment is terminated by Company without Cause or due to Executive’s resignation for Good Reason (each a “Covered Termination”), Executive shall be eligible to receive the following severance benefits: (1) payment of a severance amount equal to twenty-four (24) months of Executive’s Base Salary in effect immediately prior to the Separation Date (or, the level in effect prior to a reduction of Base Salary that constitutes Good Reason), less applicable payroll tax withholdings and deductions (the “Cash Severance”); (2) a lump sum cash payment equal to the full amount of Executive’s Bonus Target for the fiscal year in which the Separation Date occurs, less applicable employment tax withholdings and deductions (the “Full Target Bonus”); (3) Executive’s then-outstanding equity awards (the “Equity Awards”) that vest based on time will be accelerated with respect to the portion of such Equity Awards that would have become vested if Executive remained employed for twelve (12) months after the Separation Date, unless otherwise provided in any time-based Equity Award granted after the Effective Date; provided that, any time-based Equity Awards that are subject to “cliff” vesting, will be converted to monthly vesting, if necessary, in order to effect such vesting acceleration; and (4) the exercise period applicable to the Equity Awards will be extended until the later of (A) the first (1st) anniversary of the Separation Date; or (B) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. For the avoidance of doubt, the vesting of Executive’s performance-based Equity Awards that were granted under the Company’s Long-Term Performance Share Award Agreement will continue to be governed under the terms of such document. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to the federal COBRA law or applicable state insurance laws such as Cal-COBRA (collectively, “COBRA”), and the terms of the governing health insurance policies, Company will reimburse the monthly COBRA health insurance premiums (the “COBRA Payments”) Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for twenty-four (24) months after the Separation Date, or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or ceases to be eligible for COBRA coverage (the “COBRA Payment Period”). Executive must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the COBRA Payment Period, Company shall pay Executive directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount Company would have otherwise paid to Executive (assuming a 35% tax rate). Executive agrees to promptly notify Company in writing if Executive becomes eligible for group health insurance coverage through a new employer before the end of the specified reimbursement period. (All severance benefits provided in this entire subsection 8(f)(i) are referred to collectively as the “Severance Benefits.”)
(ii)    Preconditions. As a precondition to receiving any Severance Benefits, Executive must (1) remain in compliance with all continuing obligations Executive owes to Company, including those under this Agreement and Executive’s Confidential Information Agreement, and (2) within twenty-one (21)

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days after the Separation Date (or forty-five (45) days after the Separation Date, in the event of a group reduction-in-force), Executive must sign and return to Company, a release of claims in substantially the form attached hereto as Exhibit B (the “Release”) (as modified, if necessary, to comply with legal requirements in the event of a group reduction-in-force) and allow the Release to become fully-effective and non-revocable by its terms. The Cash Severance will be paid in the form of continuing installments on Company’s ordinary payroll schedule, beginning on the first payroll date following the effective date of such Release. The Full Target Bonus will be paid on the next date on which bonuses are regularly scheduled to be paid, which in no event will be later than March 15 of the year following the year in which the Separation Date occurs. In the event the Release is not fully effective as of the next date on which bonuses are regularly scheduled to be paid, the Full Target Bonus will be paid within ten (10) business days following the effective date of such Release.
(g)    Termination Due to Death or Disability. Subject to applicable state or federal law, Executive’s employment with Company will automatically terminate upon Executive’s death or Disability. For purposes of this Agreement, “Disability” means a physical or mental condition or disability which prevents Executive from performing Executive’s job responsibilities for more than six (6) months in any twelve (12) month period, or for more than four (4) consecutive months. If Executive’s employment is terminated due to Executive’s death or Disability, in addition to any benefits under Company’s standard life and disability insurance policies, Executive (or Executive’s designated beneficiaries or estate) shall be eligible to receive the following severance benefits: (i) a lump sum payment equal to the amount of Executive’s Bonus Target for the fiscal year in which the Separation Date occurs, prorated based on the Separation Date and less applicable employment tax withholdings and deductions; (ii) accelerated vesting of Executive’s performance-based Equity Awards, prorated as set forth in the applicable Equity Award agreements (i.e., for any long-term performance share awards, a pro rata portion of those performance shares which have not completed their performance cycle, based on the portion of the performance cycle completed as of the Separation Date and based on the actual performance at the end of such performance cycle); (iii) monthly prorated accelerated vesting of Executive’s time-based Equity Awards; and (iv) the exercise period applicable to the Equity Awards will be extended until the later of (1) the first (1st) anniversary of the Separation Date; or (2) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. (For sake of reference, all severance benefits provided in this entire subsection 8(g) are referred to collectively as the “Death or Disability Severance Benefits”). The Death and Disability Severance Benefits shall be paid subject to the same preconditions and on the same terms and conditions applicable to the Severance Benefits, as set forth in Section 8(f)(ii) (Preconditions).
9.    CHANGE IN CONTROL BENEFITS.
(a)    Change in Control Termination. If Executive’s employment with Company is terminated by Company without Cause (but not due to Executive’s death or Disability) or Executive resigns for Good Reason, and such termination or resignation occurs within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (defined below) (each a “CIC Termination”), Executive shall be eligible to receive the following enhanced severance package (in lieu of the Severance Benefits described above): (i) payment of thirty-six (36) months of Executive’s Base Salary as in effect immediately prior to the Separation Date (or, the level in effect prior to a reduction of Base Salary that constitutes Good Reason), less applicable withholdings and deductions; (ii) a lump sum cash payment equal to the Full Target Bonus; (iii) accelerated vesting of Executive’s Equity Awards so that Executive becomes one hundred percent (100%) vested in all such Equity Awards, with the Equity Awards that vest based on performance being accelerated to the “target” level of achievement; and (iv) the exercise period applicable to the Equity Awards will be extended until the later of (1)the first (1st) anniversary of the Separation Date; or (2) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the

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Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to COBRA, and the terms of the governing health insurance policies, Company will reimburse all monthly COBRA health insurance premiums Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for thirty-six (36) months after the Separation Date or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA coverage. (All severance benefits provided in this subsection 9(a) shall be referred to collectively as the “CIC Severance Benefits.”) The CIC Severance Benefits shall be paid subject to the same preconditions and on the same terms and conditions applicable to the Severance Benefits, as set forth in Section 8(f)(ii) (Preconditions).
(b)    Definition of Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) the acquisition by any individual, entity or group (a “Person”), within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities of Company entitled to vote generally in the election of directors (“Voting Stock”); or (ii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Company, or other transaction ( each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of Company; and (B) no Person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination.
(c)    Prior CIC Benefits. The Parties hereby acknowledge and agree that: (i) this Agreement supersedes in its entirety any agreement, plan, or portion thereof pursuant to which Executive is or was entitled to any benefits in the event of a change in control, such that the Parties’ rights and obligations under any such prior agreement, plan, or portion thereof are null and void as of the Effective Date; and (ii) the CIC Benefits are the sole benefits to which Executive shall be entitled in the event of a CIC Termination.
10.    CODE SECTION 409A COMPLIANCE. Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Code”) shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)),

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Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Company (or, if applicable, the successor entity thereto) determines that any payments upon Executive’s Separation From Service set forth herein and/or under any other agreement with Company constitute “deferred compensation” under Section 409A and Executive is, on Executive’s Separation From Service, a “specified employee” of Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon Executive’s Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments upon Executive’s Separation From Service that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.
None of the severance benefits under this Agreement will commence or otherwise be delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with Company’s normal payroll practices and no interest will be due on any amounts so deferred.
11.    BETTER AFTER TAX PROVISION. If any payment or benefit that Executive will or may receive from Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A

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of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.
If Section 280G of the Code is not applicable by law to Executive, Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.
The independent professional firm engaged by Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section. If the firm so engaged by Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Company or Executive) or such other time as requested by Company or Executive.
If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.
12.    MISCELLANEOUS.
(a)    Taxes. Executive shall be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement which are not withheld by Company. Executive agrees to indemnify and hold harmless Company from any and all claims or penalties asserted against Company arising from Executive’s failure to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive expressly acknowledges that Company has not made any representation about the tax consequences of any consideration, including any extended exercise period, provided by Company to Executive pursuant to this Agreement; and that Company has advised Executive to seek independent tax advice with respect to any tax matters related to this Agreement. Executive understands and acknowledges that, pursuant to the tax rules governing incentive stock options, any extension of the exercise period applicable to incentive stock options held by Executive may immediately cause such options to cease to qualify as incentive stock options and by executing this Agreement, Executive agrees to such treatment.
(b)    Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or extended, or any terms or covenants hereof waived, except by a writing executed by Executive and for Company by a duly authorized Board member; or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time to require performance of any provision hereof shall not affect the Party’s right at a later time to enforce such provision. No waiver by a Party of a breach of this Agreement shall be deemed to be a waiver of any other breach of any term or condition contained in the Agreement.
(c)    Successors and Assigns. This Agreement may be assigned by Company to an affiliated entity of the Company with or without Executive’s consent. This Agreement shall be assigned by the Company to any successor of the Company. This Agreement shall not be assignable by Executive.

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(d)    Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given on: the date personally or hand delivered; one (1) day after being sent by internationally-recognized overnight delivery courier; and three (3) days after being sent by certified mail, return receipt requested. Notices mailed to Executive shall be sent to Executive’s last home address as reflected in Company’s personnel records. Executive shall promptly notify Company of any change in Executive’s address. Notices to Company shall be directed to the Chair of the Board and shall be mailed to Company’s headquarters.
(e)    Dispute Resolution. To aid in the rapid and economical resolution of any disputes that may arise between Executive and Company, the Parties agree that any and all disputes, claims, or demands arising from or relating to this Agreement (including but not limited to the Confidential Information Agreement incorporated by reference herein), Executive’s employment relationship with Company, or the termination of that relationship (including statutory claims), shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS, Inc. (“JAMS”) or its successor, before a single neutral arbitrator, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) have authority to decide questions regarding the enforceability, interpretation, scope, applicability, or coverage of this Agreement (including whether an issue is subject to arbitration under this Agreement). Company shall pay all JAMS’ arbitration fees. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense. The arbitrator may award reasonable attorney’s fees, costs, and expenses to the prevailing party in any arbitration (as reasonably determined by the arbitrator), in addition to any other relief to which the prevailing party may be entitled. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in a court of applicable jurisdiction to prevent irreparable harm pending the conclusion of any arbitration; or from enforcing any arbitration award in a court of applicable jurisdiction.
(f)    Indemnification. In addition to any rights to indemnification to which Executive may be entitled under Company’s Charter and By-Laws, Company shall indemnify, defend and provide Director and Officer liability insurance coverage to Executive at all times during and after Executive’s employment to the maximum extent permitted by applicable state laws and such insurance policies to cover Executive’s liability and expenses related to Executive’s acts and omissions within the course and scope of employment with Company, and shall pay Executive’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.
(g)    Entire Agreement. This Agreement, together with the Exhibits, sets forth the complete and exclusive agreement and understanding of the Parties with regard to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, promises, representations, or communications, written or oral, pertaining to the subject matter hereof (including, but not limited to, the Prior CIC Agreement and any other communications between the Parties regarding benefits in the event of a change in control of Company); provided, however, that this Agreement and its Exhibits do not supersede any prior Performance Unit Plan agreements or any other equity agreements or plans. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the invalid or unenforceable provision shall be modified to render it valid and enforceable

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consistent with the intent of the parties insofar as possible under applicable law. For purposes of construing this Agreement, any ambiguities shall not be construed against any party as the drafter. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.
IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the date written below to indicate their understanding and acceptance of all of the above-stated terms and conditions.

THE COOPER COMPANIES, INC.

By:    /s Randal L. Golden
Its:    Vice President, General Counsel & Secretary

Date:    April 17, 2019

EXECUTIVE

/s Brian G. Andrews
Brian G. Andrews

Date:    April 11, 2019

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EXHIBIT A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTTHE
In consideration of my employment or continued employment by THE COOPER COMPANIES, INC. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, the “Company”), and the compensation paid to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.    Confidential Information Protections.
1.1    Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure, provided, however, that I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any Confidential Information and acknowledge and agree that all Confidential Information will be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2    Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, writings, works of authorship, technology, know-how, improvements, discoveries, developments, designs and techniques and any other work product of any nature whatsoever and all Intellectual Property Rights in all of the foregoing (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of

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products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Furthermore, I acknowledge and agree that all Company Inventions (as defined in Section 2.1) are deemed Confidential Information of Company. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which was known to me prior to my employment with Company or which is, or becomes, generally known in the trade or industry through no breach of this Agreement or any other act or omission by me. Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure
1.3    Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use Third Party Information, in each case except in connection with my work for Company, or as otherwise expressly authorized by an officer of Company in writing.
1.4    Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is only to be used or disclosed by me as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
1.5    No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2.    Assignments of Inventions.

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2.1    Definitions. As used in this Agreement, the term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorized; (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country; (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights with respect thereto) that are made, conceived, prepared, produced, authored, edited, amended, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company, and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof; and (e) “Nonassignable Inventions” means any Inventions that I develop entirely on my own time without using any of Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions that either: (i) relate at the time of conception or reduction to practice of the Invention to Company’s business, or actual or demonstrably anticipated research or development of Company; (ii) result from any work performed by me for Company; or (iii) are covered by a contract between Company and the United States or any of its agencies that requires full title to such patent or Invention to be in the United States.
2.2    Prior Inventions.
(a)    Attached hereto as Exhibit A is a list describing all Inventions, if any, that (a) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (b) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)    I acknowledge and agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Prior Inventions or Nonassignable Invention, I hereby grant to Company, (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, Prior Inventions and Nonassignable Inventions, provided that the foregoing license shall only apply in connection with a License Event. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

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2.3    Assignment of Company Inventions. Except for Nonassignable Inventions, I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions and all Intellectual Property Rights related thereto. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto). Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.4 Nonassignable Inventions. I acknowledge that, in accordance with California Labor Code section 2870(a), nothing in this Agreement shall require me to assign a Nonassignable Invention to Company.
2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to such Inventions.
2.6    Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7    Ownership of Work Product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Employer or its designee, including the United States or any third party designated by Employer. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection

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with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Employer.
2.9    Incorporation of Software Code. I agree that I will not incorporate into any Inventions, including any Company software, or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software.
3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.    Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.    No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.
6.    Reasonableness of Restrictions.
6.1    I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
6.2    In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

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6.3    If the court declines to enforce this Agreement in the manner provided in subsection 6.2 and/or Section 12.1, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
7.    No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.
8.    Return of Company Property. When I leave the employ of Company, I will deliver to Employer any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete and expunge such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.
9.    Legal and Equitable Remedies.
9.1    I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
9.2    In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.
10.    Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

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11.    Publication of This Agreement to Subsequent Employer or Business Associates of Employee.
11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 4 and 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.
11.2 I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.
12.    General Provisions.
12.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.
12.1    Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
12.2    Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
12.3    Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
12.4    Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
12.5    Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

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12.6    Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
12.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.8    Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
12.9    Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

This Agreement will be effective as of April 17, 2019.

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s Brian G. Andrews
(Signature)

Brian G. Andrews
Name

April 11, 2019
Date

Email: bandrews@cooperco.com
Address:______________________________________ _____________________________________________

EMPLOYER:

Accepted and agreed

The Cooper Companies, Inc.

By:	/s Randal L. Golden

	Name:	Randal L. Golden
	Title:	Vice President, General Counsel, & Secretary

Email:	rgolden@cooperco.com

Address:    6140 Stoneridge Mall Road, Suite 590
Pleasanton, California 94588

EXHIBIT A
PRIOR INVENTIONS

TO:	The Cooper Companies, Inc.
FROM:	Brian G. Andrews
DATE:	April 17, 2019

1.    Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:
No Prior Inventions.
See below:

Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

Additional sheets attached.

3.    Limited Exclusion Notification.
This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
a.    Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
b.    Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

EXHIBIT B
RELEASE
To be signed on or within twenty-one (21) days after the Separation Date
My employment with the Cooper Companies, Inc. (“Company”) ended in all capacities on ________ (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by Company for all hours worked; I have received all leave and leave benefits and protections for which I was eligible, pursuant to Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, Company will provide me with certain severance benefits pursuant to the terms of the Executive Employment Agreement between me and Company dated ____, 2019 (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to Company within twenty-one (21) days after the Separation Date, and allow this Release to become fully effective and non-revocable by its terms. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits to which I would not otherwise be entitled, I hereby generally and completely release Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released claims include, but are not limited to: (1) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and California state law.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of the Agreement arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses prior to and through the Separation Date which are submitted to Company for reimbursement within thirty (30) days after the Separation Date; (3) all rights I have in respect of the Equity Awards; (4) all claims for or rights to indemnification pursuant to this Agreement, the articles of incorporation and bylaws of Company, any indemnification agreement to which I am a party, or applicable law; (5) the Company’s continuing severance obligations under the Agreement; and (6) all claims which cannot be waived as a matter of law. I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding (except for such benefits with respect to proceedings before the Securities and Exchange Commission). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the parties released above that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have been given twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Chair of the Board within the 7-day revocation period); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it, provided I do not earlier revoke it (“Effective Date”).
As required under California law for a general release of all known and unknown claims, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
I further agree: (a) not to disparage Company or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceedings against Company, its affiliates, officers, directors, employees or agents; and (c) to reasonably cooperate with Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or omissions that occurred during my employment with Company. I hereby certify that I have returned, without retaining any reproductions (in whole or in part), all information, materials and other property of Company, including but not limited to any embodiment (in any medium) of any confidential or proprietary information of Company (including but not limited to any such embodiments on any personally-owned electronic or other storage device such as computer, cellular phone, PDA, tablet or the like).
This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Reviewed, Understood and Agreed:

By:                            Date:
Brian G. Andrews

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